Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 29, 2006, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of First Consulting Group, Inc. on Form 10-K for the year ended December 30, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of First Consulting Group, Inc. on Forms S-8 (File No. 333-55981, effective June 4, 1998, File No. 333-69991, effective December 31, 1998 and File No. 333-66584, effective August 2, 2001.)

/s/ GRANT THORNTON LLP

Irvine, California
March 29, 2006